Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-264030 and 333-260943) on Form S-8 of our reports dated February 28, 2023, with respect to the consolidated financial statements of Rivian Automotive, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Detroit, Michigan

February 28, 2023